This letter supersedes our prior letter dated September 19, 1995

January 2, 1996
                                                FOOTHILL.


Mr. Barry Florscue
President
BFMA HOLDING CORPORATION
701 S.E. Sixth Ave
Delrey Beach, FL 33483

Re: Acquisition Financing
    ---------------------

Dear Barry:

  In accordance with our recent discussions, Foothill Capital Corporation ("Lender") is pleased to issue this financing commitment to BFMA Acquisition Corporation and, as appropriate, affiliates (collectively "Borrower") including Marietta Corporation upon the completion of the contemplated acquisition by Borrower of a11 of the common stock (including all related stock options and warrants) of Marietta Corporation. Subject to satisfactory completion of each of the conditions contained herein, the financing would be as follows:

1.  Maximum Amount: $25,000,000. Subject to credit committee approval, the
    --------------
    Maximum Amount would be increased to $28,500,000.

    a.   Accounts Receivable Line of Credit (the "Line"): Lender would extend
         -----------------------------------------------
         credit to Borrower up to the lesser of (i) the Maximum Amount minus the amount outstanding on the Term Loan set forth in l(d) below, or (ii) up to 85% of accounts receivable net of ineligible accounts and reserves as customarily defined by Lender. The credit extended against accounts receivable would be limited to an amount equal to Borrower's cash collections for the immediately preceding period of days to be determined based upon Borrower's historically and seasonal cash collection pattern.


    b.   Inventory Subline: Leader would extend credit to Borrower under the
         -----------------
         Line up to the lesser of (i) $8,500,000, and (ii) up to 50% of the lower of cost or market value of eligible inventory, and (iii) the amount of credit availability created by clause a. above. Eligible Inventory would be as customarily defined by Lender and would exclude slow moving goods or obsolete items, restrictive or custom items, work-in-process, packaging and shipping material (used to ship finished product to customers), bill and hold goods, returned or defective goods, "seconds," Inventory acquired on consignment, and such other inventory or reserves as Lender shall deem appropriate.

                        Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California  90025-3333

                              A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 2

    c.   Letter of Credit Facility: Under the Line, Borrower would be entitled
         -------------------------
         to request that Lender issue letters of credit for the account of Borrower ("L/Cs") or issue guarantees ("L/C Guarantees") of payment with respect to letters of credit issued by one or more issuing banks in an aggregate amount not to exceed five million dollars ($5,000,000). The aggregate issued and undrawn amount of outstanding L/Cs and L/C Guarantees would be reserved against the credit availability created under clauses (a) and (b) above. All L/Cs and L/C Guarantees would be in form and substance acceptable to Lender in its sole discretion.

    d.   Term Loan: $8,500,000, payable in fifty-nine (59) monthly principal
         ---------
         installments equal $100,000 each, plus interest. All remaining principal and interest would be payable at maturity. Lender will request permission from its credit committee to have amortization payments due quarterly.

2.  Interest Rate:
    -------------


    Interest and letter of credit fees would be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and would be payable monthly in arrears. In no event would the rate of interest charged be less than six percent (6.0%) per annum.


    a.   Revolving Advances:  The rate of interest charged with respect to the
         ------------------
         accounts receivable and inventory portions of the line would be one and three quarters percentage points (1.75%) above the reference rate or prime rate publicly announced from time to time by Norwest Bank, Minnesota, N.A.

    b.  Term Loan: The rate of interest charged with respect to the Term Loan
        ---------
        would be at Borrower's option prior to the Closing Date twelve and one-half percent (12.5%) fixed or two and three quarters percentage points (2.75%) above the reference rate or prime rate publicly announced from time to time by Norwest Bank, Minnesota, N.A.

    c.  Letters of Credit: Borrower would be charged a letter of credit fee
        -----------------
        of two and one quarter percent (2.25%) per annum times the issued and undrawn amount of L/Cs and/or L/C Guarantees. If L/C Guarantees are used to induce a commercial bank to issue letters of credit, Borrower also would be responsible for all related bank charges for the underlying letter of credit.

6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-966-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                              A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 3

3.  Collection:
    ----------

    Borrower and Lender would establish one or more lock boxes and depositary accounts at financial institutions acceptable to Lender. Borrower would direct customers to remit all payments to the lock boxes and would be required immediately to remit any payments received by it to the lock boxes. All collections received in such lock boxes would be subject to a three business day clearance charge. The terms and conditions of the agreements relative to such lock boxes and depositary accounts would need to be acceptable to Lender and would need to provide Lender with dominion and control over any funds deposited into such deposit accounts.

4.  Fees and Expenses:
    -----------------

    a.  Commitment Fee: On the Closing Date, Borrower shall pay to Lender a fee
        --------------
        (the "Commitment Fee") in an amount of two hundred fifty thousand dollars. The Commitment Fee shall be fully earned upon execution of this Commitment Letter and payable on the Closing Date;

    b.  Annual Fee: [Deleted].
        ----------

    c.  Unused Line Fee: Borrower would be obligated to pay Lender a fee (the
        ---------------
        "Unused Line Fee") in an amount equal to one-half percent (0.50%) per annum times the unused portion of the Line. The Unused Line Fee would be due and payable monthly in arrears;

    d.  Servicing Fee: Borrower would be obligated to pay to Lender a fee (the
        -------------
        "Servicing Fee") equal to the lesser of one and one quarter percent per annum times the average amount outstanding on the line and $10,000. The Servicing Fee would be due and payable monthly in arrears; and

    e.  Foothill Expenses: Borrower would agree to reimburse Lender for all of
        -----------------
        Lender's out-of-pocket costs and expenses relating to this financing transaction, including, but not limited to, search fees, title search and insurance fees, filing and recording fees, reasonable attorneys fees and expenses (including the fees and expenses of local counsel to Lender), and examination and appraisal fees (collectively, "Foothill Expenses").

6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                              A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 4

5.  Loan Maturity and Prepayment:
    ----------------------------

    The loan would mature in five years. Termination of the Line, prior to maturity, would result in an early termination premium equal to the greater of total interest accrued with respect to the Line (excluding the Term Loan) to Lender by Borrower during the prior six month period and five thousand dollars ($5,000) times the number of months remaining until maturity. There would be no prepayment penalty or early termination premium associated with any partial or full prepayment of the Term Loan.


6.  Purpose:
    -------

    The purpose of this financing would be to provide for the transactions contemplated and for the general corporate purposes of Borrower.

7.  Financial Examination and Appraisal Fees:
    ----------------------------------------

    Borrower would be obligated to pay to Lender a fee of $650 per day per examiner and $1,000 per day per appraiser for financial analyses and examinations and collateral appraisals, plus out-of pocket expenses for each such analysis, examination, and appraisal performed by Lender or its agents, and Borrower would be obligated to pay Lender an annual legal loan document review charge of $5,000. Prior to an event of default, financial examination fees and appraisal fees would be limited to $10,000 per annum.

8.  Collateral:
    ----------

    As collateral for all of Borrower's present and future obligations to Lender, including those arising under the Line, the L/Cs and L/C Guarantees, Lender would be granted a first priority perfected lien or security interest in and to Borrower's now owned or hereafter acquired accounts, chattel paper, machinery and equipment, real estate, contract rights, documents, general intangibles (including, without limitation, all copyrights, deposit accounts, licensing agreements, patents, trademarks, and trade names), instruments, inventory, securities (including the stock of subsidiaries but not including the stock of BFMA Acquisition Corporation), and the proceeds of all of the foregoing, wherever located; provided however, that Borrower shall still have the ability to utilize purchase money financing to acquire equipment. The foregoing is collectively referred to as the "Collateral."


6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                               A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 5

9.  Financial Covenants:
    -------------------

    Borrower would be required to maintain minimum levels of tangible net worth and working capital, a maximum indebtedness to tangible net worth ratio, a minimum current ratio, and a limitation on annual capital expenditures. The levels for each of the foregoing would be based upon Borrower's historic and projected operating performance.

10. Conditions Precedent:
    --------------------

    The following would be conditions precedent to Lender's obligation to extend credit to Borrower:

    a. Borrower, including each of the entities composing Borrower, would need to be a corporation in good standing in the jurisdiction of its incorporation and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to its business;

    b. The Line would need to be made pursuant to, and subject to, the terms of loan agreements, notes, and other financing documents (the "Loan Documents") executed and delivered by Borrower on or prior to the Closing Date. The Loan Documents would contain such representations, warranties, and covenants (affirmative and negative) as are customary, in Lender's experience, for a transaction of this type.

    c. Borrower would need to have execued and/or delivered, or caused to be delivered, to Lender prior to the Closing Date, such security agreements, financing statements, fixture filings, deeds of trust, mortgages, and chattel mortgages, title insurance policies and endorsements, lock box and depositary account agreements, copies of leases, landlord waivers, bailee agreements, and other agreements affecting the Collateral, insurance certificates and endorsements, and other documentation relative to the liens and security interest in the Collateral as Lender may reasonably request (the "Security Documents"). Each of the Loan Documents and the Security Documents (the "Documents") would be governed by the law of the State of New York (except to the extent that real property is located in another jurisdiction in which case the real property Security Document would be governed by the laws of such jurisdiction) and would need to be in form and substance reasonably satisfactory to Lender and its counsel;

6:10 PM, 1/2/96


                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                              A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 6

    d. The financing statements, fixture filings, deeds of trust, mortgages, and other Documents related to perfection of Lender's interests in the Collateral would need to have been filed or recorded in all appropriate jurisdictions and, with respect to financing statements, Lender would need to have received searches reflecting its filings of record;

    e. Lender would need to have received ALTA Lender's Policies of Title Insurance, or a commitment therefor, from a title company satisfactory to Lender, in an amount satisfactory to Lender, insuring its first priority lien upon each parcel of real property composing the Collateral. Such policies would need to contain such endorsements as would be required by Lender, would contain only those exceptions acceptable to Lender, and would need to be in form reasonably satisfactory to Lender;

    f. A phase-1 environmental report and real estate survey would need to have been completed on each of the parcels of real property composing the Collateral. The environmental consultants retained for the environmental reports, the scope of the reports, and the results of the reports would need to be acceptable to Lender and its counsel, in their sole discretion;

    g. No material adverse change would have occurred in Borrower's condition or any material adverse change in the value of the Collateral;

    h. Lender would need to have received such opinions of Borrower's counsel and such advice of Lender's local counsel as Lender would reasonably require, which opinions and/or advice would need to be in form and substance satisfactory to Lender and its counsel. Such opinions of Borrower's counsel would include, but not be limited to, opinions as to Borrower's corporate existence, Borrower's power and authority to enter into the Documents, the validity, binding effect, and enforceability of each of the Documents, and the perfection of Lender's liens and security interest in the Collateral (other than with respect to title related issues relative to the real estate);

    i.   Deleted;

    j.   Payment of all accrued and unpaid Foothill Expenses;

    k. Completion of a field survey by Lender's examiners updating the results of Lender's prior field survey, the results of which are acceptable to Lender;

6:10 PM, 1/2/96


                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                              A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 7

    l. Receipt of acceptable fixed asset appraisals by Lender's appraisal department;

    m. Lender's senior credit committee's review and approval of the final terms and structure of the Line and Term Loan and any changes thereto;

    n. Lender's receipt of reference checks regarding Borrower's senior management, the results of which are satisfactory to Lender;

    o. Receipt of acceptable commitments from participants for all amounts in excess of $20,000,000. Lender agrees to use its reasonable best efforts to syndicate the loan prior to the Closing Date and would agree to close the transaction on a lesser amount (and make appropriate adjustment in Condition Precedent 10(p)) if not syndicated prior to closing. Lender also agrees to consider obtaining permission from Norwest Corporation to underwrite the full amount of the Line;

    p. Borrower shall have, after giving effect to the transactions taking place at loan closing, a minimum of $8,000,000 in the aggregate of available cash on hand and/or borrowing capacity under the credit facility herein proposed less any amounts previously paid to Goldman Sachs (up to $1,250,000), to settle the Rowe litigation (up to $750,000), pursuant to executive severance agreements (up to $1,000,000);

    q. Borrower's post closing capital structure would include a minimum $15,000,000 in subordinated debt, the terms and conditions of which shall be satisfactory to lender in its reasonable discretion;

    r. At loan closing, Borrower would have a minimum net worth of $7,500,000 of which at least $6,000,000 shall have been contributed by Mr. Barry Florescue in the form of cash and pre-merger Marietta Corporation common stock.

11. Brokers' Fees:
    -------------

    Any brokerage commission or finder's fees payable in connection with the financing arrangement (including any investment banking fee payable to Dabney/Resnick) outlined herein would be payable by Borrower and not by Lender. Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of the financing arrangement outlined herein.

6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                               A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 8

12. Closing Date:
    ------------

    If the financing arrangement contemplated by this letter is not consummated on or before February 15, 1996, then, without any requirement of notice or other formality, no party hereto would have any obligation to pursue the financing arrangement outlined in this letter; provided, however, that prior
                                                   --------  -------
    thereto Borrower and Lender agree to use their respective reasonable best efforts to cause the financing to be consummated on or before such date. The date on which the first advance (or L/C or L/C Guarantee) is made under the Line would be deemed the "Closing Date."

13. Complete Agreement: No Oral Modifications.
    -----------------------------------------

    This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

14. GOVERNING LAW: JURY WAIVER.
    --------------------------

    THIS LETTER SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND THE VALIDITY OF THIS LETTER, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO RELATING TO CLAIMS OR CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS LETTER, OR IN ANY WAY RELATED OR INCIDENTAL TO THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW OR HEREAFTER ARISING, IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. BORROWER AND LENDER HEREBY AGREE THAT ANY

6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                               A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 9


    SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.

15. Expense Deposit
    ---------------

    In connection with the requested financing, Borrower understands that it will be necessary for Lender to make certain financial, legal, and collateral investigations and determinations. Borrower has previously paid Lender the sum $40,000 as an initial deposit against the Foothill Expenses that may be incurred by Lender. Concurrent with the execution of this letter, an additional deposit of $40,000 shall be due and payable. This Expense Deposit will be applied to Foothill Expenses as and when they are incurred. If Lender concludes for any reason, that it will not make the financing outlined herein available to Borrower, it will return the unused balance of the Expense Deposit. As an illustration, the amount to be deducted from the Expense Deposit may include costs and expenses incurred by auditors and appraisers and in verifying Borrower's records, Lender's legal expenses in connection with advice concerning the subject financing or with the preparation of the Documents, and any filing and search fees. If, on the other hand, Lender continues to be prepared to extend the credit described herein to Borrower and Borrower declines for any reason, to accept such financial accommodations from Lender, Lender shall be entitled to retain the full amount of the Expense Deposit, irrespective of the amount of the Foothill Expenses incurred. Lender's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Lender as a result of Borrower's decision to decline to accept the financing. If the financing is funded, the Expense Deposit will be returned to Borrower after deducting all Foothill Expenses actually incurred by Lender. Lender shall not be obligated to segregate the Expense Deposit from its other funds and Borrower is not entitled to receive interest on any portion of the Expense Deposit. Borrower hereby agrees to pay the Lender the amount of Lender Expenses incurred in connection with the transaction contemplated hereby, irrespective of the amount of the Expense Deposit and whether the transaction actually is consummated. Sections 13, 14 and 15 shall survive the expiration or the termination hereof.

6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                               A NORWEST Company

BFMA Holding Corporation
January 2, 1996
Page 10


16. Confidentiality, Exclusivity:
    ----------------------------

    This letter is being provided exclusively for the benefit of Borrower for such uses as it may deem appropriate including disclosure to various third parties and/or regulatory filings. Nothing in this letter or its use or disclosure to any third party shall create any contractual relationship or privity between Lender and any third party.


    We are very enthusiastic about the opportunity to finance the acquisition and subsequent operations of Marietta Corporation and believe that we can proceed very quickly to the signing of the Documents and subsequent closing of the financing. If you wish to proceed on the basis outlined above, please execute this letter in the space provided below and return it to the undersigned together with the $40,000 additional Expense Deposit no later than 5:00 p.m., California time, on or before January 3, 1996. If you fail to do so, this letter shall expire automatically without any further act. This letter is being provided to Borrower on a confidential basis and is not for the benefit of, nor should it be relied upon by, any third party.


                                Very truly your,

                                FOOTHILL CAPITAL CORPORATION,


                                By  /s/ TRICIA McLOUGHLIN
                                  --------------------------

                                Title:
                                      ----------------------

The foregoing terms and conditions are hereby accepted and agreed to as of January 2, 1996.

                                BFMA HOLDING CORPORATION

                                By  /s/ BARRY W. FLORESCUE
                                  --------------------------

                                Title: President
                                      ----------------------


6:10 PM, 1/2/96

                  Foothill Capital Corporation / 310-996-7000
   11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                               A NORWEST Company